================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _______________________

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 2)

                             _______________________

                          SSA GLOBAL TECHNOLOGIES, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                    78465P108
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE COMPANY, LLC
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             _______________________

                                  JULY 28, 2006
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

--------------------------                                ----------------------
78465P108                                                        Page 2 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 3 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 76, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 4 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 77, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         O%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 5 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 80, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         O%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 6 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GapStar, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         O%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 7 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         O%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 8 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestments III, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         O%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 9 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestments IV, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         O%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 10 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         O%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 11 of 15
--------------------------                                ----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO Management GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     -0-
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         O%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

--------------------------                                ----------------------
78465P108                                                        Page 12 of 15
--------------------------                                ----------------------


ITEM 1.  SECURITY AND ISSUER.

                This Amendment No. 2 to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated June 10, 2005, as amended by Amendment No. 1 thereto, dated May 17, 2006, with respect to the shares of common stock, par value $0.01 per share (the "Common Stock"), of SSA Global Technologies, Inc., a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 500 W. Madison, Suite 2200, Chicago, Illinois 60661.

ITEM 2.  IDENTITY AND BACKGROUND.

Unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Unchanged.

ITEM 4.  PURPOSE OF TRANSACTION.

ITEM 4 IS HEREBY AMENDED BY ADDING THE FOLLOWING AT THE END THEREOF:

                On July 28, 2006, pursuant to the Agreement and Plan of Merger, dated as of May 14, 2006 (the "Merger Agreement"), by and among Magellan Holdings, Inc. ("Parent"), Globetrot Merger Sub, Inc. ("Merger Sub") and the Company, Merger Sub merged with and into Parent, Merger Sub ceased to exist and the Company became a wholly-owned subsidiary of Parent (the "Merger"). Upon such closing of the Merger, the 15,784,943 shares of Common Stock beneficially owned by the Reporting Persons were converted into the right to receive $19.50 cash per share.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

ITEM 5 IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

                (a) As of the date hereof and as a result of the Merger, GA, GAP 76, GAP 77, GAP 80, GapStar, GAPCO II, GAPCO III, GAPCO IV, KG and GmbH Management each own of record, no shares of Common Stock, respectively, representing 0% of the Company's issued and outstanding shares of Common Stock.

--------------------------                                ----------------------
78465P108                                                        Page 13 of 15
--------------------------                                ----------------------


                (b) None of the Reporting Persons has any power to vote, direct the vote, dispose or direct the disposition of any shares of Common Stock.

                (c) Except as set forth herein, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph
(a), none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days.

                (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

                (e) On July 28, 2006, upon the closing of the Merger, each of the Reporting Persons ceased to be the beneficial owner of any shares of Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

Unchanged.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

Unchanged.

--------------------------                                ----------------------
78465P108                                                        Page 14 of 15
--------------------------                                ----------------------


                                   SIGNATURES

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 1, 2006


                                        GENERAL ATLANTIC LLC

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GENERAL ATLANTIC PARTNERS 76, L.P.

                                        By: General Atlantic LLC,
                                            its general partner

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GENERAL ATLANTIC PARTNERS 77, L.P.

                                        By: General Atlantic LLC,
                                            its general partner

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GENERAL ATLANTIC PARTNERS 80, L.P.

                                        By: General Atlantic LLC,
                                            its general partner

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director

--------------------------                                ----------------------
78465P108                                                        Page 15 of 15
--------------------------                                ----------------------



                                        GAP COINVESTMENT PARTNERS II, L.P.

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: General Partner


                                        GAP COINVESTMENTS III, LLC

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Member


                                        GAP COINVESTMENTS IV, LLC

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Member


                                        GAPSTAR, LLC

                                        By: General Atlantic LLC,
                                            its sole member

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GAPCO GMBH & CO. KG

                                        By: GAPCO Management GmbH,
                                            its general partner

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director


                                        GAPCO MANAGEMENT GMBH

                                        By: /s/ Matthew Nimetz
                                            -------------------------------
                                            Name:  Matthew Nimetz
                                            Title: Managing Director